FORM 3

          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility Holding Company
       Act of 1935 or Section 30(f) of the Investment Company
                              Act of 1940


1.   Name and Address of Reporting Person*

          Lewis               Pamela            S.
          (Last)              (First)        (Middle)

          c/o Drexel University
          Matheson Hall, Room 106
          32nd & Chestnut Sts.
          (Street)

          Philadelphia              PA            19104
          (City)                   (State)        (Zip)

2.   Date of Event Requiring Statement
     (Month/Day/Year)

          06/30/98

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)



4.   Issuer Name and Ticker or Trading Symbol

          C&D TECHNOLOGIES, INC.  (CHP)

5.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     _X__ Director                      ___ 10% Owner
     ____ Officer (give title below)    ___ Other (specify below)

6.   If Amendment, Date of Original
     (Month/Day/Year)



7.   Individual or Joint/Group
     Filing (check Applicable Line)
     _X__ Form filed by One Reporting Person
     ____ Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Beneficially Owned

1.   Title of Security (Instr. 4)

        Common Stock

2.   Amount of Securities Beneficially Owned (Instr. 4)

          -0-

3.   Ownership From:  Direct (D) or Indirect (I)  (Instr. 5)



4.   Nature of Indirect Beneficial Ownership (Instr. 5)

*If the form is filed by more than one reporting person, see
Insturction 5(b) (v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II   Derivative Securities Beneficially Owned (e.g., puts,
calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 4)



2.   Date Exercisable and Expiration Date (Month/Day/Year)
     Date Exercisable         Expiration Date



3.   Title and Amount of Securities Underlying Derivative
     Security (Instr. 4)
     Title                    Amount or Number of Shares



4.   Conversion or Exercise Price of Derivative Security



5.   Ownership Form of Derivative Security:  Direct (D) or
     Indirect (I)   (Instr. 5)



6.   Name of Indirect Beneficial Ownership (Instr. 5)




Explanation of Responses:


          /s/Pamela S. Lewis                   07/08/98

     **Signature of Reporting Person              Date

**Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.